Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Cathay General Bancorp:

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 27, 2015, with respect to the consolidated balance sheets of Cathay General Bancorp and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of operations and comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2014, and the effectiveness of internal control over financial reporting as of December 31, 2014.

/s/ KPMG LLP

Los Angeles, California
July 27, 2015